Exhibit 99

Contact:

Maneesh K. Arora

Chief Financial Officer, Exact Sciences Corp.

608-284-5720

For Immediate Release

Exact Sciences Announces Successful Completion of Common Stock Offering

MADISON, Wis., April 19, 2010 — Exact Sciences Corp. (Nasdaq: EXAS) announced today that it has completed its previously announced underwritten public offering of 4.2 million shares of common stock at a price of $4.50 per share to the public.

The company received approximately $17.6 million of net proceeds from the offering, after deducting the underwriting discount and estimated expenses of the offering payable by the company. The company expects to use the net proceeds from the offering for general corporate and working capital purposes, including the funding of strategic initiatives that the company may undertake from time to time, for product development and the furtherance of the company’s efforts to obtain FDA clearance of its sDNA colorectal cancer screening product. Robert W. Baird & Co. Incorporated acted as underwriter for the offering, and XMS Capital Partners, LLC, acted as financial advisor for the company in connection with the offering.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” “goal,” or other comparable terms. Forward-looking statements in this news release may address the following subjects among others: statements regarding our intended use of proceeds from the underwritten public offering.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K, as well as those risks and uncertainties described in the Risk Factors section of the prospectus and related prospectus supplement referenced in the Press Release dated April 14, 2010, issued by the Company. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.